Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ANNOUNCES 9.7% INCREASE IN FFO PER SHARE

FOR SECOND QUARTER 2005

OAK BROOK, Ill. (August 3, 2005) – Inland Real Estate Corporation (NYSE: IRC) today announced its financial results for the second quarter ended June 30, 2005.

Highlights

•

For the three months ended June 30, 2005, funds from operations (“FFO”) was $22.6 million, an increase of 10.6% compared to the three months ended June 30, 2004. For the three months ended June 30, 2005, FFO per common share (basic and diluted) was $0.34, an increase of 9.7% compared to the three months ended June 30, 2004.

•

For the three months ended June 30, 2005, net income was $10.7 million, a decrease of 4.8% compared to the three months ended June 30, 2004. For the three months ended June 30, 2005, net income per common share (basic and diluted) was $0.16, a decrease of 5.9% compared to the three months ended June 30, 2004. The decrease in net income for the three-months ended June 30, 2005 is primarily due to the net income effect of including additional properties previously held for sale, but now reclassified as held and used.

•

As of June 30, 2005, the Company’s portfolio was 96.5% leased, compared to 95.3% leased as of June 30, 2004.

•

During the second quarter 2005, 104 new and renewal leases were executed for the rental of 383,000 square feet in the aggregate.

Financial Results

The Company reported that FFO, a widely accepted measure of performance for real estate investment trusts (“REITs”), for the three- and six-months ended June 30, 2005 was $22.6 million and $46.6 million, an increase of 10.6% and 14.5%, respectively, compared to $20.4 million and $40.7 million for the three- and six-months ended June 30, 2004.  On a per share basis, FFO was $0.34 and $0.69 (basic and diluted) for the three- and six-months ended June 30, 2005, an increase of 9.7% and 11.3%, respectively, compared to $0.31 and $0.62 (basic and diluted) for the three- and six-months ended June 30, 2004.

The Company also reported that net income was $10.7 million for the three-months ended June 30, 2005, a decrease of 4.8% compared to net income of $11.3 million. Net income was $24.8 million for the six-months ended June 30, 2005, an increase of 7.2% compared to net income of $23.2 million for the six-months ended June 30, 2004.  On a per share basis, net income was $0.16 (basic and diluted) for the three-months ended June 30, 2005, a decrease of 5.9% compared to $0.17 per share (basic and diluted) for the three-months ended June 30, 2004. Net income per share was $0.37 (basic and diluted) for the six-months ended June 30, 2005, an increase of 5.7% compared to $0.35 per share (basic and diluted) for the six-months ended June 30, 2004.  The decrease in net income for the three-months ended June 30, 2005 is primarily due to non-cash charges of depreciation and amortization related to properties formerly held for sale and reclassified as held and used. A reconciliation of FFO to net income and FFO per share to net income per share is provided at the end of this press release.

“We experienced strong same-store net operating income growth in the second quarter, and I am also pleased with the resultant six-month same-store NOI growth,” said Robert D. Parks, the Company’s President and Chief Executive Officer. "In addition, the second quarter reflected strong fundamentals in leasing and occupancy statistics."

Portfolio Performance
Total revenues decreased 2.0% to $45.2 million for the three-months ended June 30, 2005 from $46.1 million for the three-months ended June 30, 2004.  Total revenues decreased primarily due to the contribution of properties to the NYSTRS joint venture late last year, which is partially offset by the new acquisitions in the second quarter. The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three- month period during each year. A total of 120 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties. Same-store net operating income increased 6.0% (cash basis) to $28.2 million for the three-months ended June 30, 2005 compared to $26.6 million for the three-months ended June 30, 2004.  This increase is primarily the result of reduced non-recoverable operating expenses and positive occupancy and leasing spreads. As of June 30, 2005, occupancy for the Company’s same-store portfolio was 95.2% compared to occupancy of 93.3% as of June 30, 2004.

Total revenues increased 1.7% to $95.8 million for the six-months ended June 30, 2005 from $94.2 million for the six-months ended June 30, 2004. Total revenues increased primarily due to the lease termination fee received in the first quarter 2005. Same-store net operating income increased 1.8% (cash basis) to $55.2 million for the six-months ended June 30, 2005 compared to $54.3 million for the six-months ended June 30, 2004. This increase is primarily due to favorable occupancy and leasing spreads.

EBITDA increased 12.8% to $35.8 million for the three-months ended June 30, 2005, compared to $31.7 million for the three-months ended June 30, 2004, primarily due to the improved occupancy and leasing spreads. EBITDA increased 12.7% to $72.0 million for the six-months ended June 30, 2005 compared to $63.9 million for the six-months ended June 30, 2004, primarily due to the lease termination fee income received last quarter.

EBITDA is defined as earnings (or losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation; and (4) amortization. A table reconciling EBITDA to income from operations is provided at the end of this press release.  The Company uses EBITDA as a supplemental measure of its financial performance because it excludes expenses the Company believes may not be indicative of its operating performance.  By excluding interest expense, EBITDA measures the Company’s financial performance regardless of how it finances its operations and capital structure.  By excluding depreciation and amortization expense, the Company believes it can more accurately assess the performance of its portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain the Company’s properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing. EBITDA should be considered only as a supplement to net income and may be calculated differently by other REITs.

Balance Sheet, Market Value and Liquidity
EBITDA coverage of interest expense was 3.0 times for the three-months ended June 30, 2005. The Company has provided EBITDA and the related non-GAAP coverage ratios as supplemental disclosure because the Company believes such disclosure provides useful information regarding the Company’s ability to service and incur debt.

At June 30, 2005, the Company had an equity market capitalization of $1.1 billion and $0.8 billion of total debt outstanding for a total market capitalization of $1.9 billion and a debt-to-total market capitalization percentage of 43.3%.  The interest rate on approximately 74% of this debt was fixed at a weighted average interest rate of 5.7%.  At June 30, 2005, the Company had approximately $260 million available for future borrowings under its unsecured line of credit, which the Company uses for acquisitions, capital improvements, tenant improvements, leasing costs and working capital.

Leasing
The Company believes that leasing activity remains strong throughout its portfolio.  For the three months ended June 30, 2005, the Company executed 37 new and 67 renewal leases, aggregating approximately 383,000 square feet.  The 37 new leases represent approximately 209,000 square feet with an average rental rate of $15.03 per square foot, a 12.1% increase over the average expiring rate.  The 67 renewal leases represent approximately 174,000 square feet with an average rental rate of $17.60 per square foot, a 15.2% increase over the average expiring rate. As of June 30, 2005, the Company’s portfolio was 96.5% leased compared to 95.3% leased as of June 30, 2004 and 96.5% leased as of December 31, 2004.

Acquisitions
In the second quarter 2005, the Company acquired two retail centers. Orland Park Place is a 598,054 square foot retail center located in Orland Park, Illinois, a suburb of Chicago. The Company agreed to pay the sellers approximately $76.9 million at the closing, plus future contingent payments in aggregate maximum amount of approximately $8.3 million as currently vacant space is leased. Orland Park Place is anchored by Dick’s Sporting Goods, Bed Bath & Beyond, Sportmart, SteinMart, K&G Superstore, Wickes Furniture, Old Navy, DSW Shoe Warehouse, Barnes & Noble, Office Depot and Cost Plus World Market.

Northgate Shopping Center is a 74,700 square foot multi-tenant retail center located in Sheboygan, Wisconsin. The Company acquired Northgate Shopping Center for approximately $9.7 million. Northgate Shopping Center is anchored by a Piggly Wiggly grocery store.

Joint Ventures

The Company contributed three properties into the joint venture with New York State Teachers’ Retirement System during the second quarter, the first two completed the initial contribution of Company-owned properties per the venture agreement, and the third was the first of new acquisitions targeted for co-investment.

The Company also contributed the property formerly known as Dominick’s Highland Park into a joint venture with a third-party developer to redevelop the property into a multi-tenant building.

Dividends

In each of May, June and July 2005, the Company paid monthly cash dividends of $0.08 per common share.

Guidance
The Company expects that its FFO per common share (basic and diluted) for fiscal year 2005 will be between $1.32 and $1.38.

Conference Call
The Company will host a management conference call to discuss its financial results at 1:30 p.m. CDT (2:30 p.m. EDT) on Thursday, August 4, 2005. The conference call can be accessed by dialing 800-561-2718, or 617-614-3525 for international callers. The conference call passcode is 77971928. The Company suggests that participants dial in at least ten minutes prior to the scheduled start of the call. The conference call will also be available via live webcast on the Company’s website at http://www.inlandrealestate.com. Hosting the conference call for the Company will be Robert D. Parks, President and Chief Executive Officer; Mark E. Zalatoris, Chief Operating Officer; Brett A. Brown, Chief Financial Officer; and D. Scott Carr, president of property management.

The conference call will be recorded and available for replay beginning at 3:30 p.m. CDT (4:30 p.m. EDT) on August 4, 2005, and will be available until midnight on Thursday, August 12, 2005.  Interested parties can access the replay of the conference call by dialing 888-286-8010, or 617-801-6888 for international callers. The replay passcode is 48280792.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that currently owns 143 neighborhood, community and single-tenant retail centers, totaling approximately 13.0 million square feet, located primarily in the midwestern United States.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three-months ended June 30, 2005 is available on its website at http://www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
June 30, 2005 and December 31, 2004
(In thousands except per share data)

Assets

	June 30, 2005 (unaudited)	December 31, 2004 (audited)
Investment properties:
Land	$325,703	318,361
Construction in progress	250	1,326
Building and improvements	897,883	862,647

	1,223,836	1,182,334
Less accumulated depreciation	173,045	156,854

Net investment properties	1,050,791	1,025,480

Cash and cash equivalents	79,952	35,508
Investment in securities (net of an unrealized gain of $44 at June 30, 2005 and an unrealized gain of $114 at December 31, 2004)	8,270	5,978
Assets held for sale (net of accumulated depreciation of $985 and $6,402 at June 30, 2005 and December 31, 2004, respectively)	4,195	28,400
Restricted cash	4,860	4,226
Accounts and rents receivable (net of provision for doubtful accounts of $2,895 and $2,710 at June 30, 2005 and December 31, 2004, respectively)	31,339	29,646
Mortgage receivable	10,929	-
Investment in and advances to joint venture	50,702	42,789
Deposits and other assets	2,578	4,433
Acquired above market lease intangibles (net of accumulated amortization of $1,539 and $1,648 at June 30, 2005 and December 31, 2004, respectively)	4,232	5,966
Acquired in-place lease intangibles (net of accumulated amortization of $3,408 and $2,218 at June 30, 2005 and December 31, 2004, respectively)	25,781	18,404
Leasing fees (net of accumulated amortization of $1,134 and $1,189 at June 30, 2005 and December 31, 2004, respectively)	2,767	2,467
Loan fees (net of accumulated amortization of $2,882 and $4,780 at June 30, 2005 and December 31, 2004, respectively)	4,412	3,795

Total assets	$1,280,808	1,207,092

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets (continued)
June 30, 2005 and December 31, 2004
(In thousands except per share data)

Liabilities and Stockholders' Equity

	June 30, 2005 (unaudited)	December 31, 2004 (audited)
Liabilities:
Accounts payable and accrued expenses	$4,418	4,341
Acquired below market lease intangibles (net of accumulated amortization of $3,403 and $2,733 at June 30, 2005 and December 31, 2004, respectively)	8,727	7,456
Accrued interest	2,631	2,282
Accrued real estate taxes	22,195	22,520
Dividends payable	5,542	5,537
Security and other deposits	2,403	2,318
Mortgages payable	619,301	596,125
Line of credit	140,000	85,000
Prepaid rents and unearned income	3,416	4,073
Liabilities associated with assets held for sale, including mortgages payable	198	4,035
Other liabilities	4,001	971

Total liabilities	812,832	734,658

Minority interest	19,427	19,942

Stockholders' Equity:
Preferred stock, $.01 par value, 6,000 Shares authorized; none issued and outstanding at June 30, 2005 and December 31, 2004	-	-
Common stock, $.01 par value, 500,000 Shares authorized; 67,283 and 67,025 Shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	673	670
Additional paid-in capital (net of offering costs of $58,816)	647,376	644,278
Deferred stock compensation	(508)	(580)
Accumulated distributions in excess of net income	(199,036)	(191,990)
Accumulated other comprehensive income	44	114

Total stockholders' equity	448,549	452,492

Commitments and contingencies

Total liabilities and stockholders' equity	$1,280,808	1,207,092

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and six months ended June 30, 2005 and 2004 (unaudited)
(In thousands except per share data)

	Three months ended June 30, 2005	Three months ended June 30, 2004	Six months ended June 30, 2005	Six months ended June 30, 2004
Revenues:
Rental income	$33,536	33,297	64,529	66,862
Tenant recoveries	11,281	11,934	24,628	26,346
Lease termination income	113	618	6,267	618
Other property income	241	222	410	376

Total revenues	45,171	46,071	95,834	94,202

Expenses:
Property operating expenses	4,170	5,605	12,149	12,548
Real estate tax expense	7,647	8,018	15,749	16,205
Bad debt expense	346	(743)	674	310
Depreciation and amortization	11,357	9,513	20,797	18,905
Stock exchange listing expenses	-	740	62	740
General and administrative expenses	2,090	2,244	4,102	3,957

Total expenses	25,610	25,377	53,533	52,665

Operating income	19,561	20,694	42,301	41,537

Other income	1,056	985	1,717	1,658
Interest expense	(10,799)	(10,839)	(21,003)	(21,559)
Minority interest	(178)	(218)	(432)	(434)
Equity in earnings of unconsolidated joint ventures	944	-	1,933	-

Income from continuing operations	10,584	10,622	24,516	21,202

Discontinued operations:
Income from discontinued operations (including gain on sale of investment properties of $64 and $166 for the three months ended June 30, 2005 and 2004, respectively and $64 and $1,039 for the six months ended June 30, 2005 and 2004)	148	653	320	1,959

Net income available to common stockholders	10,732	11,275	24,836	23,161

Other comprehensive income:
Unrealized gain (loss) on investment securities	170	(1,421)	(70)	(1,385)

Comprehensive income	$10,902	9,854	24,766	21,776

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and six months ended June 30, 2005 and 2004 (unaudited)
(In thousands except per share data)

	Three months ended June 30, 2005	Three months ended June 30, 2004	Six months ended June 30, 2005	Six months ended June 30, 2004

Basic and diluted earnings available to common shares per weighted average common share:

Income from continuing operations	$0.16	0.16	0.37	0.33
Discontinued operations	-	0.01	-	0.02

Net income available to common stockholders per weighted average common share – basic and diluted	$0.16	0.17	0.37	0.35

Weighted average number of common shares outstanding – basic	67,202	66,281	67,133	66,042

Weighted average number of common shares outstanding – diluted	67,251	66,331	67,182	66,092

Non-GAAP Financial Measures

We consider "Funds From Operations" ("FFO") a widely accepted and appropriate measure of performance for a REIT that provides a supplemental measure of a REIT's operating performance because along with cash flows from operating, investing and financing activities it provides a measure of a REIT's ability to incur and service debt and make capital expenditures and acquisitions.  Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as us.  As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives received based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income available to common stockholders for these periods:

	Three months ended June 30, 2005	Three months ended June 30, 2004	Six months ended June 30, 2005	Six months ended June 30, 2004

Net income	$10,732	11,275	24,836	23,161
Gain on sale of investment properties	(64)	(165)	(64)	(1,038)
Gain on non-operating property	33	-	33	-
Equity in depreciation of unconsolidated ventures	796	-	1,501	-
Amortization on in-place lease intangibles	940	350	1,539	669
Amortization on leasing commissions	193	213	348	388
Depreciation, net of minority interest	9,921	8,719	18,370	17,487

Funds From Operations	$22,551	20,392	46,563	40,667

Net income available to common stockholders per weighted average common share – basic and diluted	$0.16	0.17	0.37	0.35

Funds From Operations, per weighted average common share – basic and diluted	$0.34	0.31	0.69	0.62

Weighted average number of common shares outstanding, basic	67,202	66,281	67,133	66,042

Weighted average number of common shares outstanding, diluted	67,251	66,331	67,182	66,092

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended June 30, 2005	Three months ended June 30, 2004	Six months ended June 30, 2005	Six months ended June 30, 2004

Income From Continuing Operations	$10,584	10,622	24,516	21,202
Income From Discontinued Operations	84	487	256	920
Interest Expense	10,799	10,839	21,003	21,559
Interest Expense Associated with Discontinued Operations	4	68	21	111
Interest Expense Associated with Unconsolidated Ventures	1,275	-	2,264	-
Depreciation and Amortization	11,357	9,513	20,797	18,905
Depreciation and Amortization Associated with Discontinued Operations	21	31	24	115
Depreciation and Amortization Associated with Unconsolidated Ventures	1,597	-	3,011	-

EBITDA	$35,721	31,560	71,892	62,812

Total Interest Expense	$12,078	10,907	23,288	21,670

EBITDA: Interest Expense Coverage Ratio	3.0 x	2.9 x	3.1 x	2.9 x